Exhibit 99.2

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Olympic Steel, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Olympic Steel, Inc. (an Ohio corporation) and subsidiaries (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2024, and the related notes and financial statement schedule included under Item 15(a) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical audit matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2019.

Cleveland, Ohio

February 21, 2025

Olympic Steel, Inc.

Consolidated Statements of Comprehensive Income

For The Years Ended December 31,

(in thousands, except per share data)

	2024	2023	2022
Net sales	$1,941,672	$2,158,163	$2,559,990
Costs and expenses
Cost of materials sold (excludes items shown separately below)	1,490,491	1,684,663	2,073,930
Warehouse and processing	128,770	122,212	104,668
Administrative and general	113,044	122,239	114,004
Distribution	67,467	66,979	60,529
Selling	46,643	41,436	40,174
Occupancy	17,268	16,520	13,200
Depreciation	24,548	21,545	17,285
Amortization	5,582	4,898	2,453

Total costs and expenses	1,893,813	2,080,492	2,426,243

Operating income	47,859	77,671	133,747
Other loss, net	93	78	45

Income before interest and income taxes	47,766	77,593	133,702
Interest and other expense on debt	16,461	16,006	10,080

Income before income taxes	31,305	61,587	123,622
Income tax provision	8,325	17,058	32,691

Net income	$22,980	$44,529	$90,931

Gain (loss) on cash flow hedges	199	(1,693)	4,409
Tax effect of hedges	(50)	423	(1,102)

Total comprehensive income	$23,129	$43,259	$94,238

Net income per share—basic	$1.97	$3.85	$7.87

Weighted average shares outstanding—basic	11,677	11,573	11,551
Net income per share—diluted	$1.97	$3.85	$7.87

Weighted average shares outstanding—diluted	11,677	11,578	11,559

Dividends declared per share of common stock	$0.60	$0.50	$0.36

The accompanying notes are an integral part of these consolidated statements.

Olympic Steel, Inc.

Consolidated Balance Sheets

As of December 31,

(in thousands)

	2024	2023
Assets
Cash and cash equivalents	$11,912	$13,224
Accounts receivable, net	166,149	191,149
Inventories, net (includes LIFO reserves of $6,341 and of $12,043 as of December 31, 2024 and 2023, respectively)	390,626	386,535
Prepaid expenses and other	11,904	12,261

Total current assets	580,591	603,169

Property and equipment, at cost	519,702	483,448
Accumulated depreciation	(315,866)	(297,340)

Net property and equipment	203,836	186,108

Goodwill	83,818	52,091
Intangible assets, net	118,111	92,621
Other long-term assets	21,204	16,466
Right-of use assets, net	36,936	34,380

Total assets	$1,044,496	$984,835

Liabilities
Accounts payable	$80,743	$119,718
Accrued payroll	24,184	30,113
Other accrued liabilities	21,846	22,593
Current portion of lease liabilities	5,865	7,813

Total current liabilities	132,638	180,237

Credit facility revolver	272,456	190,198
Other long-term liabilities	22,484	20,151
Deferred income taxes	11,049	11,510
Lease liabilities	31,945	27,261

Total liabilities	470,572	429,357

Commitments and contingencies (Note 14)

Shareholders’ Equity
Preferred stock, without par value, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, without par value, 20,000 shares authorized; 11,136 and 11,133 issued; 11,136 and 11,133 shares outstanding	138,538	136,541
Accumulated other comprehensive income	190	41
Retained earnings	435,196	418,896

Total shareholders’ equity	573,924	555,478

Total liabilities and shareholders’ equity	$1,044,496	$984,835

The accompanying notes are an integral part of these consolidated statements.

Olympic Steel, Inc.

Consolidated Statements of Cash Flows

For The Years Ended December 31,

(in thousands)

	2024	2023	2022
Net income	$22,980	$44,529	$90,931
Adjustments to reconcile net income to net cash from (used for) operating activities -
Depreciation and amortization	30,913	27,176	20,206
Loss (gain) on disposition of property and equipment	199	(133)	(2,185)
Stock-based compensation	1,997	1,817	1,297
Other long-term assets	(7,922)	(1,257)	1,304
Deferred income taxes and other long-term liabilities	5,747	8,950	235

	53,914	81,082	111,788

Changes in working capital:
Accounts receivable	27,166	44,576	64,781
Inventories	(640)	51,538	68,098
Prepaid expenses and other	357	(2,324)	792
Accounts payable	(39,567)	10,568	(52,274)
Change in outstanding checks	429	1,576	5,071
Accrued payroll and other accrued liabilities	(7,980)	(11,857)	(12,403)

	(20,235)	94,077	74,065

Net cash from operating activities	33,679	175,159	185,853

Cash flows from (used for) investing activities:
Acquisitions	(80,000)	(169,768)	—
Capital expenditures	(29,487)	(21,326)	(19,854)
Proceeds from disposition of property and equipment	61	251	3,293

Net cash used for investing activities	(109,426)	(190,843)	(16,561)

Cash flows from (used for) financing activities:
Credit facility revolver borrowings	681,852	743,030	685,269
Credit facility revolver repayments	(599,594)	(718,490)	(847,375)
Principal payments under finance lease obligation	(990)	(1,039)	(703)
Credit facility fees and expenses	(153)	(1,216)	(100)
Dividends paid	(6,680)	(5,566)	(4,006)

Net cash from (used for) financing activities	74,435	16,719	(166,915)

Cash and cash equivalents:
Net change	(1,312)	1,035	2,377
Beginning balance	13,224	12,189	9,812

Ending balance	$11,912	$13,224	$12,189

The accompanying notes are an integral part of these consolidated statements.

Olympic Steel, Inc.

Supplemental Disclosures of Cash Flow Information

For The Years Ended December 31,

(in thousands)

	2024	2023	2022
Interest paid	$15,273	$14,965	$9,635
Income taxes paid	$10,045	$13,603	$33,404

The Company incurred new leasing obligations of $0.8 million, $15.0 million and $5.5 million during the years ended December 31, 2024, 2023 and 2022, respectively. These non-cash transactions have been excluded from the Consolidated Statements of Cash Flows for the years ended December 31, 2024, 2023 and 2022.

The accompanying notes are an integral part of these consolidated statements

Olympic Steel, Inc.

Consolidated Statements of Shareholders’ Equity

For The Years Ended December 31,

(in thousands)

	Common Stock	Accumulated Other Comprehensive Income	Retained Earnings	Total Equity
Balance at December 31, 2021	$133,427	$(1,996)	$293,008	$424,439
Net income	$—	$—	$90,931	$90,931
Payment of dividends	—	—	(4,006)	(4,006)
Stock-based compensation	1,297	—	—	1,297
Change in fair value of hedges	—	3,307	—	3,307

Balance at December 31, 2022	$134,724	$1,311	$379,933	$515,968

Net income	$—	$—	$44,529	$44,529
Payment of dividends	—	—	(5,566)	(5,566)
Stock-based compensation	1,817	—	—	1,817
Change in fair value of hedges	—	(1,270)	—	(1,270)

Balance at December 31, 2023	$136,541	$41	$418,896	$555,478

Net income	$—	$—	$22,980	$22,980
Payment of dividends	—	—	(6,680)	(6,680)
Stock-based compensation	1,997	—	—	1,997
Change in fair value of hedges	—	149	—	149

Balance at December 31, 2024	$138,538	$190	$435,196	$573,924

The accompanying notes are an integral part of these consolidated statements.

Olympic Steel, Inc.

Notes to Consolidated Financial Statements

For The Years Ended December 31, 2024, 2023 and 2022

1. Summary of Significant Accounting Policies:

Nature of Business

The Company operates in three reportable segments: specialty metals flat products, carbon flat products, and tubular and pipe products. The specialty metals flat products segment and the carbon flat products segment are at times consolidated and referred to as the flat products segments. Certain of the flat products segments’ assets and resources are shared by the specialty metals and carbon flat products segments, and both segments’ products are stored in the shared facilities and, in some locations, processed on shared equipment. As such, total assets and capital expenditures are reported in the aggregate for the flat products segment. Due to the shared assets and resources, certain of the flat products segment expenses are allocated between the specialty metals flat products segment and the carbon flat products segment based upon an established allocation methodology. The Company is a leading metals service center focused on the direct sale and value-added processing of carbon and coated steel, plate and coil products; stainless steel sheet, plate, bar and coil; aluminum sheet, plate and coil; pipe, tube bar, valves and fittings, tin plate and metal-intensive end-use products. The specialty metals flat products segment sells and distributes processed aluminum and stainless flat-rolled sheet and coil products, flat bar products, prime tin mill products and fabricated parts. Through acquisitions, the specialty metals flat products segment has expanded its geographic footprint and enhanced its product offerings in stainless steel and aluminum plate, sheet, angles, rounds, flat bar, tubing and pipe, stainless steel bollards and water treatment systems. The carbon flat products segment sells and distributes large volumes of processed carbon and coated flat-rolled sheet, coil and plate products and fabricated parts. Through acquisitions, our carbon flat products segment has expanded its product offerings to include self-dumping metal hoppers and steel and stainless-steel dump inserts for pickup truck and service truck beds. Through the acquisition of Metal-Fab, Inc. (Metal-Fab) on January 3, 2023, the carbon flat products segment further expanded its product offerings to include venting, micro air and clean air products for residential, commercial and industrial applications. With the recent acquisition of Metal Works, LLC (Metal Works) on November 11, 2024, the carbon flat products segment further expanded its product offerings to include the manufacture of service station canopies, deck clips, long gutters, trim and boat docks, as well as solar canopy and ground racking components. The tubular and pipe product segment distributes metal tubing, pipe, bar, valves and fittings and the fabrication of parts, tube and bar products, including round, square, rectangular and special shaped tubes supplied to various industrial markets. Through the acquisition of Central Tube and Bar, Inc. (CTB) on October 2, 2023, the tubular and pipe products segment further expanded its geographic footprint and extended its value-added contract manufacturing capabilities.

Corporate expenses are reported as a separate line item for segment reporting purposes. Corporate expenses include the unallocated expenses related to managing the entire Company (i.e., all three segments), including payroll expenses for certain personnel, expenses related to being a publicly traded entity such as board of directors’ expenses, audit expenses, and various other professional fees.

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements have been prepared from the financial records of Olympic Steel, Inc. and its wholly-owned subsidiaries (collectively, Olympic or the Company), after elimination of intercompany accounts and transactions.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration Risks

The Company is a major customer of flat-rolled coil and plate and tubular and pipe steel for many of its principal suppliers, but is not dependent on any one supplier. The Company purchased approximately 38%, 40% and 39% of its total steel tonnage requirements from its three largest suppliers in 2024, 2023 and 2022, respectively.

The Company has a diversified customer and geographic base, which reduces the inherent risk and cyclicality of its business. The concentration of net sales to the Company’s top 20 customers approximated 28%, 29% and 26% of consolidated net sales in 2024, 2023 and 2022, respectively. In addition, the Company’s largest customer accounted for approximately 3% of consolidated net sales in each of 2024, 2023 and 2022. Sales to industrial machinery and equipment manufacturers and their fabricators accounted for 49%, 48% and 52% of consolidated net sales in 2024, 2023 and 2022, respectively.

Cash and Cash Equivalents

Cash equivalents consist of short-term highly liquid investments, with a three month or less maturity, which are readily convertible into cash. The Company maintains cash levels in bank accounts that, at times, may exceed federally-insured limits. The Company has not experienced significant loss, and believe we are not exposed to significant risk of loss, in these accounts.

Fair Market Value

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the liability in an orderly transaction between market participants on the measurement date. Valuation techniques must maximize the use of observable inputs and minimize the use of unobservable inputs. To measure fair value, the Company applies a fair value hierarchy that is based on three levels of inputs, of which the first two are considered observable and the last unobservable, as follows:

Level 1- Quoted prices in active markets for identical assets or liabilities.

Level 2- Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3- Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Financial instruments, such as cash and cash equivalents, accounts receivable, accounts payable and the credit facility, are stated at their carrying value, which is a reasonable estimate of fair value. The fair value of marketable securities is based on quoted market prices.

Allowance for Credit Losses

The Company’s allowance for credit losses is maintained at a level considered appropriate based on historical experience and specific customer collection issues that the Company has identified. Estimations are based upon the application of a historical collection rate to the outstanding accounts receivable balance, which remains fairly level from year to year, and judgments about the probable effects of economic conditions on certain customers, which can fluctuate significantly from year to year. The Company cannot guarantee that the rate of future credit losses will be similar to past experience. The Company considers all available information when assessing the adequacy of the allowance for credit losses each quarter.

Inventory Valuation

Non-LIFO inventories are stated at the lower of its cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. LIFO inventories are stated at the lower of cost or market. Market is the estimated selling price in the ordinary course of business, less reasonable predictable costs of completion. Inventory costs include the costs of the purchased metals, inbound freight, external and internal processing and applicable labor and overhead costs.

Substantially all of the costs of the Company’s specialty metals and carbon flat products segments’ inventories, including flat-rolled sheet, coil and plate products are determined using the specific identification method.

Certain of the Company’s tubular and pipe products inventory is stated under the LIFO method. At December 31, 2024 and December 31, 2023, approximately $31.3 million, or 8.0% of consolidated inventory, and $38.2 million, or 9.9% of consolidated inventory, respectively, was reported under the LIFO method of accounting. The cost of the remainder of tubular and pipe product segment’s inventory is determined using a weighted average rolling first-in, first-out (FIFO) method.

On the Consolidated Statements of Comprehensive Income, “Cost of materials sold (exclusive of items shown separately below)” consists of the cost of purchased metals, inbound and internal transfer freight, external processing costs, and LIFO income or expense.

Property and Equipment, and Depreciation

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets ranging from two to 30 years. The Company capitalizes the costs of obtaining or developing internal-use software, including directly related payroll costs. The Company amortizes those costs over five years, beginning when the software is ready for its intended use.

Intangible Assets and Recoverability of Long-lived Assets

The Company performs an annual impairment test of indefinite-lived intangible assets in the fourth quarter, or more frequently if changes in circumstances or the occurrence of events indicate potential impairment. Events or changes in circumstances that could trigger an impairment review include significant nonperformance relative to the expected historical or projected future operating results, significant changes in the manner of the use of the acquired assets or the strategy for the overall business or significant negative industry or economic trends. Management uses judgment to determine whether to use a qualitative analysis or a quantitative fair value measurement for each of the Company’s reporting units that carry intangible assets.

If a quantitative fair value measurement is used, the fair value of each indefinite-lived intangible asset is compared to its carrying value and an impairment charge is recorded if the carrying value exceeds the fair value. The Company estimates the fair value of indefinite-lived intangible assets using a discounted cash flow methodology. Management’s assumptions used for the calculations are based on historical results, projected financial information and recent economic events. Actual results could differ from these estimates under different assumptions or conditions, which could adversely affect the reported value of intangible assets.

The Company evaluates the recoverability of long-lived assets and the related estimated remaining lives whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Events or changes in circumstances that could trigger an impairment review include significant underperformance relative to the expected historical or projected future operating results, significant changes in the manner of the use of the acquired assets or the strategy for the overall business or significant negative industry or economic trends. The Company records an impairment or change in useful life whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed.

Income Taxes

The Company records, as an offset to the estimated effect of temporary differences between the tax basis of assets and liabilities and the reported amounts in its consolidated balance sheets, the tax effect of operating loss and tax credit carryforwards. If the Company determines that it will not be able to fully realize a deferred tax asset, it will record a valuation allowance to reduce such deferred tax asset to its realizable value. The Company recognizes interest accrued related to unrecognized tax benefits in income tax expense. Penalties, if incurred, would be recognized as a component of administrative and general expense.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

The Company had no material unrecognized tax benefits as of or during the year ended December 31, 2024. The Company expects no significant increases or decrease in unrecognized tax benefits due to changes in tax positions within one year of December 31, 2024.

Revenue Recognition

The Company’s contracts with customers are comprised of purchase orders with standard terms and conditions. Occasionally, the Company may also have longer-term agreements with customers. Substantially all of the contracts with customers require the delivery of metals, which represent single performance obligations that are satisfied upon transfer of control of the product to the customer.

Transfer of control is assessed based on the use of the product distributed and rights to payment for performance under the contract terms. Transfer of control and revenue recognition for substantially all of the Company’s sales occur upon shipment or delivery of the product, which is when title, ownership and risk of loss pass to the customer and is based on the applicable shipping terms. The shipping terms depend on the customer contract. An invoice for payment is issued at time of shipment and terms are generally net 30 days.

Sales returns and allowances are treated as reductions to sales and are provided for based on historical experience and current estimates and are immaterial to the consolidated financial statements.

Shipping and Handling Fees and Costs

Amounts charged to customers for shipping and other transportation services are included in net sales. The distribution expense line on the accompanying Consolidated Statements of Comprehensive Income is entirely comprised of all shipping and other transportation costs incurred by the Company in shipping goods to its customers.

Stock-Based Compensation

The Company records compensation expense for stock awards issued to employees and directors. For additional information, see Note 12, Equity Plans.

Impact of Recently Issued Accounting Pronouncements

In November 2024, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2024-03, “Income Statement-Reporting Comprehensive Income (Topic 220): Disaggregation of Income Statement Expenses”. The objective of this ASU is to enhance transparency into the nature and function of income statement expenses. The amendments require that, on an annual and interim basis, entities disclose disaggregated operating expense information about specific categories, including purchases of inventory, employee compensation, depreciation and amortization. This ASU is effective for annual periods beginning after December 15, 2026 and interim periods beginning after December 15, 2027, with early adoption permitted. The Company in the process of evaluating the effect of this new guidance on the related disclosures.

In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”. The objective of this ASU is to improve the information a reporting entity provides to users of financials statements about the entity’s operations and the effects of related tax risks and tax planning on the entity’s tax rate and potential future cash flows. This ASU enhances disclosures regarding the rate reconciliation, income taxes paid and other items. This ASU is effective for annual periods beginning after December 15, 2024 for public business entities. The Company is not an early adopter of this guidance and its impacts are not included prospectively or retrospectively in the Company’s Consolidated Financial Statements included in this Annual Report on Form 10-K.

In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosure”. The objective of this ASU is to enhance the disclosures a public entity provides about their reportable segments. The ASU does not amend any of the existing guidance or requirements in Topic 280, Segment Reporting. Under this ASU, public entities must disclose incremental segment information on both an annual and interim basis. This ASU is effective for annual periods beginning after December 15, 2023 and interim periods beginning after December 15, 2024, applied retroactively. The adoption of this ASU in this Annual Report on Form 10-K did not have a material impact on the Company’s Consolidated Financial Statements.

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting”. The objective of this ASU is to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. The amendments in this ASU are elective and apply to all entities, subject to meeting certain criteria, that have contracts, hedging relationships and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. Then in December 2022, the FASB issued ASU No. 2022-06, “Deferral of the Sunset Date of Topic 848,” which amends and extends the sunset date to December 31, 2024. We adopted this ASU in the first quarter of 2023 for the modification of the asset-based credit facility (the ABL Credit Facility) and the corresponding interest rate hedge. The adoption of the standard did not have a material impact on the Company’s Consolidated Financial Statements.

2. Acquisitions

On November 11, 2024, the Company acquired substantially all of the net assets of Metal Works for a cash purchase price of $80.0 million. Metal Works, headquartered in Oakwood, Georgia, is a manufacturer of service station canopies and the business also manufactures deck clips, long gutters, trim and boat docks, as well as solar canopy and ground racking components. During 2024, the Company incurred $0.2 million of direct acquisition-related costs, which are included in “Administrative and general” in the Consolidated Statements of Comprehensive Income.

On October 2, 2023, the Company acquired all membership interest of CTB. CTB, headquartered in Conway, Arkansas, is a fabricator of tube and bar products which services the transportation, agricultural, commercial furniture and data center construction industries. The Company paid total cash consideration of $40.3 million, consisting of a base purchase price of $37.8 million and a working capital adjustment of $2.5 million. During 2023, the Company incurred $0.9 million of direct acquisition-related costs, which are included in “Administrative and general” in the Consolidated Statements of Comprehensive Income.

On January 3, 2023, the Company acquired all the outstanding shares of capital stock of Metal-Fab. Metal-Fab, headquartered in Wichita, Kansas, is a manufacturer of venting, micro air and clean air products for residential and industrial applications. The Company paid total cash consideration of $131.2 million, consisting of a base purchase price of $131.0 million and a cash adjustment of $0.2 million. During 2023, the Company incurred $2.6 million of direct acquisition-related costs, which are included in “Administrative and general” in the Consolidated Statements of Comprehensive Income, and $2.1 million of non-recurring amortization of inventory fair market value adjustments, which are included in “Cost of materials sold” in the Consolidated Statements of Comprehensive Income.

Each acquisition was funded with borrowings under the ABL Credit Facility.

Purchase Price Allocation

The acquisitions were accounted for as business combinations and the assets and liabilities were valued at fair market value on the date of acquisition.

The final purchase price allocations presented below are based upon management’s estimate of the fair value of the acquired assets and assumed liabilities using Level 3 valuation techniques including income, cost and market approaches. The fair value estimates involve the use of estimates and assumptions, including, but not limited to, the timing and amounts of future cash flows, revenue growth rates, discount rates, and royalty rates. The table below summarizes the final purchase price allocations of the fair market values of the assets acquired and the liabilities assumed.

Details of Acquisition (in thousands)	Metal Works As of November 11, 2024	CTB As of October 2, 2023	Metal-Fab As of January 3, 2023
Assets acquired
Cash and cash equivalents	$—	$—	$1,728
Accounts receivable, net	2,166	5,339	10,597
Prepaid expenses and other	2	—	740
Inventories, net	3,451	3,906	17,236
Property and equipment	13,662	16,193	20,408
Goodwill	31,727	8,401	33,194
Intangible assets	29,890	9,590	54,740
Right-of-use and other long-term assets	—	917	6,930

Total assets acquired	80,898	44,346	145,573

Total liabilities assumed	(898)	(4,054)	(14,369)

Cash paid	$80,000	$40,292	$131,204

The accompanying Consolidated Statements of Comprehensive Income include the revenues and expenses of Metal Works, CTB and Metal-Fab since November 11, 2024, October 2, 2023 and January 3, 2023, respectively. Metal Work’s and Metal-Fab’s operations are included within the carbon flat-rolled segment and CTB’s operations are included within the tubular and pipe segment. The combined net sales for the 2024 and 2023 acquisitions totaled $4.7 million and $110.3 million, respectively.

In connection with the acquisition of Metal Works, the Company identified and valued certain intangible assets, including the Metal Works trade name, internally developed technology and know-how, restrictive covenants and customer relationships. The intangible assets were valued on the premise of highest and best use to a market participant, primarily utilizing the income approach valuation methodology. The trade name intangible asset was valued at $5.2 million, and the useful life was determined to be indefinite primarily due to their history, reputation in the marketplace, the Company’s expectation that the trade name will continue to be used, and the conclusion that there are currently no other factors identified that would limit their useful life. The internally developed technology and know-how intangible asset was valued at $1.9 million, and the useful life was determined to be 10 years. The non-compete agreements intangible assets were valued at $0.9 million, and the useful life was determined to be the length of the non-compete agreements, or five years. The customer relationships intangible assets were valued at $21.9 million, and the useful life was determined to be 15 years, based primarily on the consistent and predictable revenue source associated with the existing customer base, the present value of which extends through the 15-year amortization period.

In connection with the acquisition of CTB, the Company identified and valued certain intangible assets, including the CTB trade name, internally developed technology and know-how, restrictive covenants and customer relationships. The intangible assets were valued on the premise of highest and best use to a market participant, primarily utilizing the income approach valuation methodology. The trade name intangible asset was valued at $4.0 million, and the useful life was determined to be indefinite primarily due to their history, reputation in the marketplace, the Company’s expectation that the trade name will continue to be used, and the conclusion that there are currently no other factors identified that would limit their useful life. The internally developed technology and know-how intangible asset was valued at $1.7 million, and the useful life was determined to be 10 years. The non-compete agreements intangible asset was valued at $0.4 million, and the useful life was determined to be the length of the non-compete agreements, or five years. The customer relationships intangible asset was valued at $3.5 million, and the useful life was determined to be 10 years, based primarily on the consistent and predictable revenue source associated with the existing customer base, the present value of which extends through the 10-year amortization period.

In connection with the acquisition of Metal-Fab, the Company identified and valued certain intangible assets, including the Metal-Fab trade name, internally developed technology and know-how, restrictive covenants and customer relationships. The intangible assets were valued on the premise of highest and best use to a market participant, primarily utilizing the income approach valuation methodology. The trade name intangible asset was valued at $11.5 million, and the useful life was determined to be indefinite primarily due to their history and reputation in the marketplace, the Company’s expectation that the trade name will continue to be used, and the conclusion that there are currently no other factors identified that would limit their useful life. The internally developed technology and know-how intangible asset was valued at $5.3 million, and the useful life was determined to be 15 years. The non-compete agreements intangible asset was valued at $1.4 million, and the useful life was determined to be the length of the non-compete agreements, which range from two to five years. The customer relationships intangible asset was valued at $36.5 million, and the useful life was determined to be 26 years, based primarily on the consistent and predictable revenue source associated with the existing customer base, the present value of which extends through the 26-year amortization period.

Pro Forma Financial Information

The following pro forma summary of financial results presents the consolidated results of operations as if the Metal-Fab acquisition had occurred on January 1, 2022, after the effect of certain adjustments. The historical consolidated financial information has been adjusted to give effect of the impact of the consideration issued by the Company to Metal-Fab’s stockholders in connection with the acquisition and the effect of debt refinancing necessary to complete the transaction. The pro forma summary also includes certain purchase price accounting adjustments, including the items expected to have a continuing impact on combined results, such as depreciation and amortization expense on acquired assets. The pro forma combined financial information does not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from integration activities.

The pro forma results have been presented for comparative purposed only and are not indicative of what would have occurred had the acquisition been made on January 1, 2022, or of any potential results that may occur in the future. The Metal Works and CTB acquisitions were not considered to be material for a pro forma historical analysis.

	For the twelve months ended December 31, 2022
(in thousands, except per share amounts)	Historical OSI	Historical Metal-Fab	Pro Forma Adjustments	Pro Forma Combined
Pro forma:
Net sales	$2,559,990	$95,528	$736	$2,656,254
Net income (loss)	90,931	16,538	(12,850)	94,619
Basic earnings per share	7.87	1.43	(1.11)	8.19
Diluted earnings per share	7.87	1.43	(1.11)	8.19

3. Revenue Recognition

The Company provides metals processing, distribution and delivery of large volumes of processed carbon, coated flat-rolled sheet, coil and plate products, aluminum, and stainless flat-rolled products, prime tin mill products, flat bar products, metal tubing, pipe, bar, valves, fittings, fabricated parts and metal-intensive end-use products. The Company’s contracts with customers are comprised of purchase orders with standard terms and conditions. Occasionally the Company may also have longer-term agreements with customers. Substantially all of the contracts with customers require the delivery of metals, which represent single performance obligations that are satisfied at a point in time upon transfer of control of the product to the customer.

Transfer of control is assessed based on the use of the product distributed and rights to payment for performance under the contract terms. Transfer of control and revenue recognition for substantially all of the Company’s sales occur upon shipment or delivery of the product, which is when title, ownership and risk of loss pass to the customer and is based on the applicable shipping terms. The shipping terms depend on the customer contract. An invoice for payment is issued at time of shipment and terms are generally net 30 days.

Within the metals industry, revenue is frequently disaggregated by products sold. The tables below disaggregates the Company’s revenues by segment and products sold for the year ended December 31, 2024, 2023 and 2022, respectively.

	Disaggregated Revenue by Products Sold
	For the Twelve Months Ended December 31, 2024

	Carbon flat products	Specialty metals flat products	Tubular and pipe products	Total
Hot Rolled	28.0%	—	—	28.0%
Plate	11.2%	—	—	11.2%
Cold Rolled	4.3%	—	—	4.3%
Coated	12.4%	—	—	12.4%
Specialty	—	25.6%	—	25.6%
Pipe & Tube	—	—	17.3%	17.3%
Other	1.2%	—	—	1.2%

Total	57.1%	25.6%	17.3%	100.0%

	Disaggregated Revenue by Products Sold
	For the Twelve Months Ended December 31, 2023

	Carbon flat products	Specialty metals flat products	Tubular and pipe products	Total
Hot Rolled	28.8%	—	—	28.8%
Plate	12.9%	—	—	12.9%
Cold Rolled	4.0%	—	—	4.0%
Coated	10.3%	—	—	10.3%
Specialty	—	26.3%	—	26.3%
Pipe & Tube	—	—	17.1%	17.1%
Other	0.6%	—	—	0.6%

Total	56.6%	26.3%	17.1%	100.0%

	Disaggregated Revenue by Products Sold
	For the Twelve Months Ended December 31, 2022

	Carbon flat product	Specialty metals flat products	Tubular and pipe products	Total
Hot Rolled	29.8%	—	—	29.8%
Plate	13.3%	—	—	13.3%
Cold Rolled	4.7%	—	—	4.7%
Coated	4.5%	—	—	4.5%
Specialty	—	30.3%	—	30.3%
Pipe & Tube	—	—	16.7%	16.7%
Other	0.7%	0.0%	—	0.7%

Total	53.0%	30.3%	16.7%	100.0%

4. Accounts Receivable:

Accounts receivable are presented net of allowances for credit losses and unissued credits of $3.7 million and $4.2 million as of December 31, 2024 and 2023, respectively. Credit loss expense totaled $0.3 million and $2.2 million in 2024 and 2022 respectively, and credit loss income totaled $0.4 million in 2023. The allowance for credit losses is maintained at a level considered appropriate based on historical experience, specific customer collection issues that have been identified, current market conditions and estimates for supportable forecasts when appropriate. Estimations are based upon a calculated percentage of accounts receivable, which remains fairly level from year to year, and judgments about the probable effects of economic conditions on certain customers, which can fluctuate significantly from year to year. The Company cannot guarantee that the rate of future credit losses will be similar to past experience. The Company considers all available information when assessing the adequacy of its allowance for credit losses and unissued credits.

5. Inventories:

Inventories consisted of the following:

	As of December 31,
(in thousands)	2024	2023
Unprocessed	$273,668	$282,565
Processed and finished	116,958	103,970

Total	$390,626	$386,535

At December 31, 2024 and December 31, 2023, approximately $31.3 million, or 8.0% of consolidated inventory, and $38.2, or 9.9% of consolidated inventory, respectively, was reported under the LIFO method of accounting.

During 2024, the Company recorded $5.7 million of LIFO income as a result of decreased metals pricing during 2024. The LIFO income increased the Company’s inventory balance and decreased its cost of materials sold. During 2023, the Company recorded $8.3 million of LIFO income as a result of decreased metals pricing during 2023. The LIFO income increased the Company’s inventory balance and decreased its cost of materials sold.

The Company’s tubular and pipe inventory quantities were reduced during 2024 and 2023, resulting in a liquidation of LIFO inventory layers (a LIFO decrement). A LIFO decrement results in the erosion of layers created in earlier years, and, therefore, a LIFO layer is not created for years that have decrements. For the years ended December 31, 2024 and 2023, the effect of the LIFO decrement impacted cost of materials sold by an immaterial amount.

If the FIFO method had been in use, inventories would have been $6.3 million and $12.0 million higher than reported at December 31, 2024 and 2023, respectively.

6. Property and Equipment:

Property and equipment consists of the following:

(in thousands)	Depreciable Lives	December 31, 2024	December 31, 2023
Land	—	$18,161	$16,676
Land improvements	5 - 10	4,825	4,685
Buildings and improvements	7 - 30	164,545	158,335
Machinery and equipment	2 - 15	275,006	254,777
Furniture and fixtures	3 - 7	6,932	6,849
Computer software and equipment	2 - 5	26,770	26,787
Vehicles	2 - 5	5,688	5,112
Financing lease	—	4,812	5,686
Construction in progress	—	12,963	4,541

		519,702	483,448
Less accumulated depreciation and accumulated amortization of financing leases		(315,866)	(297,340)

Net property and equipment		$203,836	$186,108

Leasehold improvements are included with buildings and improvements and are depreciated over the life of the lease or seven years, whichever is less.

Construction in progress as of December 31, 2024 and 2023 primarily consisted of payments for additional processing equipment, equipment and building upgrades to our existing facilities that were not yet placed into service.

7. Goodwill and Intangible Assets:

The Company’s intangible assets were recorded in connection with its acquisitions of Metal Works in 2024, CTB and Metal-Fab in 2023, Shaw Stainless & Alloy, Inc. in 2021, Action Stainless & Alloys, Inc. in 2020, EZ Dumper® hydraulic dump inserts and McCullough Industries in 2019, Berlin Metals, LLC in 2018 and Chicago Tube and Iron (CTI) in 2011. The intangible assets were evaluated on the premise of highest and best use to a market participant, primarily utilizing the income approach valuation methodology.

Goodwill, by reportable unit, was as follows as of December 31, 2024 and December 31, 2023, respectively. The goodwill is deductible for tax purposes.

(in thousands)	Carbon Flat Products	Specialty Metals Flat Products	Tubular and Pipe Products	Total
Balance as of December 31, 2022	1,065	9,431	—	10,496
Acquisitions	33,194	—	8,401	41,595
Impairments	—	—	—	—

Balance as of December 31, 2023	$34,259	$9,431	$8,401	$52,091

Acquisitions	31,727	—	—	31,727
Impairments	—	—	—	—

Balance as of December 31, 2024	$65,986	$9,431	$8,401	$83,818

Intangible assets, net, consisted of the following as of December 31, 2024 and 2023, respectively:

	As of Balance at December 31, 2024
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
Customer relationships - subject to amortization	$84,459	$(18,513)	$65,946
Covenant not to compete - subject to amortization	3,229	(1,110)	2,119
Technology and know-how - subject to amortization	8,900	(922)	7,978
Trade name - not subject to amortization	42,068	—	42,068

	$138,656	$(20,545)	$118,111

	As of December 31, 2023
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
Customer relationships - subject to amortization	$62,559	$(15,084)	$47,475
Covenant not to compete - subject to amortization	2,339	(679)	1,660
Technology and know-how - subject to amortization	7,000	(382)	6,618
Trade name - not subject to amortization	36,868	—	36,868

	$108,766	$(16,145)	$92,621

The useful life of the customer relationships was determined to be ten to 26 years, based primarily on the consistent and predictable revenue source associated with the existing customer base, the present value of which extends through the amortization period. The useful life of the non-compete agreements was determined to be the length of the non-compete agreements, which range from two to five years. The useful life of the technology and know-how was determined to be 10 to 15 years. The useful life of the trade names was determined to be indefinite primarily due to their history and reputation in the marketplace, the Company’s expectation that the trade names will continue to be used, and the conclusion that there are currently no other factors identified that would limit their useful life. The Company will continue to evaluate the useful life assigned to its amortizable customer relationships and noncompete agreements in future periods.

During 2024, a qualitative test was performed for goodwill and the other indefinitely lived intangible assets and no indication of impairment was identified. During 2023, a quantitative test was performed for goodwill and the other indefinitely lived intangible assets and no indication of impairment was identified.

The Company estimates that amortization expense for its intangible assets subject to amortization will be approximately $6.1 million per year for the next year, $5.6 million for the next year, $5.1 million for the next year, $4.8 million for the next year, $4.7 million for the next year and then $3.9 million per year thereafter.

8. Leases:

The Company leases warehouses and office space, industrial equipment, office equipment, vehicles, industrial gas tanks and forklifts from other parties. The Company determines if a contract contains a lease when the contract conveys the right to control the use of identified assets for a period of time in exchange for consideration. Upon identification and commencement of a lease, the Company establishes a right-of-use (ROU) asset and a lease liability. Operating leases are included in ROU assets, current portion of lease liabilities, and lease liabilities on the accompanying Consolidated Balance Sheets. Financing leases are included in property and equipment, other accrued liabilities and other long-term liabilities.

The Company has remaining lease terms ranging from one year to 16 years, some of these include options to renew the lease for up to five years. The total lease term is determined by considering the initial term per the lease agreement, which is adjusted to include any renewal options that the Company is reasonably certain to exercise as well as any period that the Company has control over the space before the stated initial term of the agreement. If the Company determines a reasonable certainty of exercising termination or early buyout options, then the lease terms are adjusted to account for these facts.

The Company leases one warehouse from a related party. The Company’s Executive Chairman of the Board owns 50% of an entity that owns one of the Cleveland warehouses and leases it to the Company at a fair market value annual rental of $0.2 million. The lease expires on December 31, 2028 with two five-year renewal options.

ROU assets and lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of the leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. Lease expense is recognized on a straight-line basis over the lease term.

The components of lease expense were as follows for the years ended December 31, 2024, 2023 and 2022:

(in thousands)	2024	2023	2022
Operating lease cost	$8,106	$9,008	$7,446
Finance lease cost
Amortization	992	1,056	720
Interest on lease liabilities	156	157	67

	$1,148	$1,213	$787

Supplemental cash flow information related to leases was as follows for the years ended December 31, 2024, 2023 and 2022:

(in thousands)	2024	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$7,705	$8,901	$7,268
Operating cash flows from finance leases	156	157	67
Financing cash flows from finance leases	990	1,039	703

Total cash paid for amounts included in the measurement of lease liabilities	$8,851	$10,097	$8,038

Supplemental balance sheet information related to leases was as follows:

(in thousands)	2024	2023
Operating leases
Operating lease	$54,337	$56,117
Operating lease accumulated amortization	(17,401)	(21,737)

Operating lease right of use asset, net	$36,936	$34,380

Operating lease current liabilities	5,865	7,813
Operating lease liabilities	31,945	27,261

	$37,810	$35,074

(in thousands)	2024	2023
Finance leases
Finance lease	$4,812	$5,686
Finance lease accumulated depreciation	(2,354)	(2,615)

Finance lease right of use asset, net	$2,458	$3,071

Finance lease current liabilities	853	1,087
Finance lease liabilities	1,697	2,106

	$2,550	$3,193

Weighted average remaining lease term (in years)	2024	2023
Operating leases	9	6
Finance leases	4	4
Weighted average discount rate
Operating leases	5.76%	4.07%
Finance leases	5.89%	5.06%

Maturities of lease liabilities were as follows:

(in thousands)	Operating Lease	Finance Lease
Year Ending December 31,
2025	$7,859	$976
2026	7,441	713
2027	6,191	600
2028	4,984	427
2029	3,904	97
Thereafter	20,718	8

Total future minimum lease payments	$51,097	$2,821

Less remaining imputed interest	(13,287)	(271)

Total	$37,810	$2,550

9. Debt:

The Company’s debt is comprised of the following components:

	As of December 31,
(in thousands)	2024	2023
Asset-based revolving credit facility due June 16, 2026	$272,456	$190,198

Total debt	272,456	190,198

Less current amount	—	—

Total long-term debt	$272,456	$190,198

The Company’s ABL Credit Facility is collateralized by the Company’s accounts receivable, inventory, personal property and certain real estate. The $625 million ABL Credit Facility consists of: (i) a revolving credit facility of up to $595 million, including a $20 million sub-limit for letters of credit, and (ii) a first in, last out revolving credit facility of up to $30 million. Under the terms of the ABL Credit Facility, the Company may, subject to the satisfaction of certain conditions, request additional commitments under the revolving credit facility in the aggregate principal amount of up to $200 million to the extent that existing or new lenders agree to provide such additional commitments, and add real estate as collateral at the Company’s discretion. The ABL Credit Facility matures on June 16, 2026.

The ABL Credit Facility contains customary representations and warranties and certain covenants that limit the ability of the Company to, among other things: (i) incur or guarantee additional indebtedness; (ii) pay distributions on, redeem or repurchase capital stock or redeem or repurchase subordinated debt; (iii) make investments; (iv) sell assets; (v) enter into agreements that restrict distributions or other payments from restricted subsidiaries to the Company; (vi) incur or suffer to exist liens securing indebtedness; (vii) consolidate, merge or transfer all or substantially all of their assets; and (viii) engage in transactions with affiliates. In addition, the ABL Credit Facility contains a financial covenant which provides that: (i) if any commitments or obligations are outstanding and the Company’s availability is less than the greater of $30 million or 10.0% of the aggregate amount of revolver commitments ($62.5 million at December 31, 2024) or 10.0% of the aggregate borrowing base ($47.0 million at December 31, 2024), then the Company must maintain a ratio of Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) minus certain capital expenditures and cash taxes paid to fixed charges of at least 1.00 to 1.00 for the most recent twelve fiscal month period.

As of December 31, 2024, the Company was in compliance with its covenants and had approximately $192.8 million of availability under the ABL Credit Facility.

The Company has the option to borrow under its revolver based on the agent’s base rate plus a premium ranging from 0.00% to 0.25% or the Secured Overnight Financing Rate (SOFR) plus a premium ranging from 1.25% to 2.75%.

On August 15, 2024, the Company entered into a two-year forward starting fixed rate interest rate hedge in order to eliminate the variability of cash interest payments on $75 million of the outstanding SOFR based borrowings under the ABL Credit Facility. The interest rate hedge fixed the rate at 3.82%. Although the Company is exposed to credit loss in the event of nonperformance by the other party to the interest rate hedge agreement, the Company anticipates performance by the counterparty.

On January 10, 2019, the Company entered into a five-year forward starting fixed rate interest rate hedge in order to eliminate the variability of cash interest payments on $75 million of the outstanding London Interbank Offered Rate (LIBOR) based borrowings under the ABL Credit Facility. On January 3, 2023, the Company amended the interest rate hedge agreement to use SOFR as the reference rate and updated the fixed rate to 2.42% from 2.57%. Although the Company is exposed to credit loss in the event of nonperformance by the other party to the interest rate hedge agreement, the Company anticipates performance by the counterparty. The interest rate swap expired on January 10, 2024.

As of December 31, 2024 and December 31, 2023, $1.1 million and $1.7 million, respectively, of bank financing fees were included in “Prepaid expenses and other” and “Other long-term assets” on the accompanying Consolidated Balance Sheets. The financing fees are being amortized over the five-year term of the ABL Credit Facility and are included in “Interest and other expense on debt” on the accompanying Consolidated Statements of Comprehensive Income.

Scheduled Debt Maturities, Interest, Debt Carrying Values

The Company’s principal payments over the next five years, as of December 31, 2024, are detailed in the table below:

(in thousands)	2025	2026	2027	2028	2029	Total
ABL Credit Facility	$—	$272,456	$—	$—	$—	$272,456

Total principal payments	$—	$272,456	$—	$—	$—	$272,456

The overall effective interest rate for all debt, exclusive of deferred financing fees and deferred commitment fees, amounted to 6.7%, 5.9% and 3.2% in 2024, 2023 and 2022, respectively. Interest paid totaled $15.3 million, $15.0 million and $9.6 million for the years ended December 31, 2024, 2023 and 2022, respectively. Average total debt outstanding was $218.4 million, $239.4 million and $280.4 million in 2024, 2023 and 2022, respectively.

10. Derivative Instruments:

Metals swaps

During 2024, 2023 and 2022, the Company entered into nickel swaps indexed to the London Metal Exchange (LME) price of nickel with third-party brokers. The nickel swaps are treated as derivatives for accounting purposes and were included in “Other accrued liabilities” and “Prepaid expenses and other” on the Consolidated Balance Sheets at December 31, 2024. There were $3.5 million and $5.2 million of outstanding outstanding metals swaps at December 31, 2024 and December 31, 2023, respectively. The Company entered into the swaps to mitigate its customers’ risk of volatility in the price of metals. The swaps are settled with the brokers at maturity. The economic benefit or loss arising from the changes in fair value of the swaps is contractually passed through to the customer. The primary risk associated with the metals swaps is the ability of customers or third-party brokers to honor their agreements with the Company related to derivative instruments. If the customer or third-party brokers are unable to honor their agreements, the Company’s risk of loss is the fair value of the metals swaps.

While these derivatives are intended to help the Company manage risk, they have not been designated as hedging instruments. The periodic changes in fair value of the metals and embedded customer derivative instruments are included in “Cost of materials sold” in the Consolidated Statements of Comprehensive Income. The Company recognizes derivative positions with both the customer and the third party for the derivatives and classifies cash settlement amounts associated with them as part of “Cost of materials sold” in the Consolidated Statements of Comprehensive Income. The cumulative change in fair value of the metals swaps that had not yet settled as of December 31, 2024 were included in “Accounts Receivable, net” and the embedded customer derivatives are included in “Other accrued liabilities” on the Consolidated Balance Sheets.

Fixed rate interest rate hedge

On August 15, 2024, the Company entered into a two-year forward starting fixed rate interest rate hedge in order to eliminate the variability of cash interest payments on $75 million of the outstanding SOFR based borrowings under the ABL Credit Facility. The interest rate hedge fixed the rate at 3.82%. The interest rate hedge is included in “Prepaid expenses and other” on the Consolidated Balance Sheets and had a fair value of $0.3 million and $0.1 million as of December 31, 2024 and December 31, 2023, respectively. The mark-to-market adjustment of the fair value of the hedge is recorded to “Accumulated other comprehensive income” on the Company’s Consolidated Balance Sheets. Although the Company is exposed to credit loss in the event of nonperformance by the other party to the interest rate hedge agreement, the Company anticipates performance by the counterparty.

There was no net impact from the nickel swaps or embedded customer derivative agreements to the Company’s Consolidated Statements of Comprehensive Income for the years ended December 31, 2024, 2023 and 2022. The table below shows the total impact to the Company’s Consolidated Statements of Comprehensive Income through “Net income” of the derivatives for the years ended December 31, 2024, 2023 and 2022.

	Net Gain (Loss) Recognized
(in thousands)	2024	2023	2022
Fixed interest rate hedge	$365	$1,906	$(664)

Metals swaps	(424)	(1,903)	633
Embedded customer derivatives	424	1,903	(633)

Total income (loss)	$365	$1,906	$(664)

11. Fair Value of Assets and Liabilities:

The Company’s financial instruments include cash and cash equivalents, short-term trade receivables, derivative instruments, accounts payable, debt instruments and finance type leases. For short-term instruments, other than those required to be reported at fair value on a recurring basis and for which additional disclosures are included below, management concluded the historical carrying value is a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization.

During 2024 and 2023, there were no transfers of financial assets between Levels 1, 2 or 3 fair value measurements. There have been no changes in the methodologies used at December 31, 2024. Following is a description of the valuation methodologies used for assets and liabilities measured at fair value as of December 31, 2024 and 2023:

Metals swaps and embedded customer derivatives—Determined by using Level 2 inputs that include the price of nickel indexed to the LME. The fair value is determined based on quoted market prices and reflects the estimated amounts the Company would pay or receive to terminate the nickel swaps.

Fixed rate interest rate hedge—Based on the present value of the expected future cash flows, considering the risks involved, and using discount rates appropriate for the maturity date. Market observable Level 2 inputs are used to determine the present value of future cash flows.

Supplemental executive retirement plan—Determined by the Level 1 inputs that include the readily determinable and available fair value of the mutual funds that comprise the plan assets.

The following tables present information about the Company’s assets and liabilities that were measured at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques utilized by the Company:

	Value of Items Recorded at Fair Value
	As of December 31, 2024
(in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Metal swaps	$—	$3,055	$—	$3,055
Embedded customer derivatives	$—	$402	$—	$402
Fixed interest rate hedge	$—	$254	$—	$254
Supplemental executive retirement plan	$15,061	$—	$—	$15,061

Total assets at fair value	$15,061	$3,711	$—	$18,772

Liabilities:
Metal swaps	$—	$3,457	$—	$3,457

Total liabilities recorded at fair value	$—	$3,457	$—	$3,457

	Value of Items Recorded at Fair Value
	As of December 31, 2023
(in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Metal swaps	$—	$4,458	$—	$4,458
Embedded customer derivatives	$—	$766	$—	$766
Fixed interest rate hedge	$—	$55	$—	$55
Supplemental executive retirement plan	$11,617	$—	$—	$11,617

Total assets at fair value	$11,617	$5,279	$—	$16,896

Liabilities:
Metal swaps	$—	$5,224	$—	$5,224

Total liabilities recorded at fair value	$—	$5,224	$—	$5,224

The value of the items not recorded at fair value represent the carrying value of the liabilities.

The carrying value of the ABL Credit Facility was $272.5 million and $190.2 million at December 31, 2024 and 2023, respectively. Management believes that the ABL Credit Facility’s carrying value approximates its fair value due to the variable interest rate on the ABL Credit Facility and the recent amendments.

12. Equity Plans:

Restricted Stock Units and Performance Share Units

Pursuant to the Amended and Restated Olympic Steel 2007 Omnibus Incentive Plan (the Incentive Plan), the Company may grant stock options, stock appreciation rights, restricted shares (RSs), restricted share units (RSUs), performance shares, and other stock- and cash-based awards to employees and directors of, and consultants to, the Company and its affiliates. Since adoption of the Incentive Plan, 1,400,000 shares of common stock have been authorized for equity grants. On an annual basis, the compensation committee of the Company’s Board of Directors awards RSs or RSUs to each non-employee director as part of their annual compensation.

The annual award for 2024 per director was $110,000 of RSs. Subject to the terms of the Incentive Plan and the RS agreement, one-third of the RSs vest on each December 31, 2024, December 31, 2025 and December 31, 2026. The grantee will not be entitled to vote on the RSs or receive dividends with respect to RSs until they vest.

The annual award for 2023 per director was $80,000 of RSUs. Subject to the terms of the Incentive Plan and the RSU agreement, the 2023 RSUs vest after one year of service (from the date of the grant). The RSUs are not converted into shares of common stock until the director either resigns or is terminated from the Company’s Board of Directors.

In January 2022, the Company adopted a new C-Suite Long-Term Incentive Plan (the C-Suite Plan) that operates under the Senior Manager Stock Incentive Plan. Under the C-Suite Plan, the Chief Executive Officer, the Chief Financial Officer and the President and Chief Operating Officer are eligible for participation. In each calendar year, the Committee may award eligible participants a long-term incentive of both a RSU grant and a performance stock unit (PSU) grant. Additionally, the Committee may offer a long-term cash incentive (split equally between service and performance-based portions) to supplement both the RSU and PSU grants in order to arrive at the total long-term award target. For 2024, the total long-term award target is $1.1 million for the Chief Executive Officer, $0.8 million for the President and Chief Operating Officer and $0.5 million for the Chief Financial Officer. For 2023 and 2022, the total long-term award target was $1.1 million for the Chief Executive Officer, $0.6 million for the President and Chief Operating Officer and $0.3 million for the Chief Financial Officer. The PSUs will vest if the return on net assets, calculated as EBITDA divided by Average Accounts Receivable, Inventory and Property and Equipment, exceeds 5 percent. Each RSU and service-based cash incentive vests three years after the grant date. Each vested RSU will convert into the right to receive one share of common stock. During 2024, a total of 17,243 RSUs and 17,243 PSUs were granted to the participants under the C-Suite Plan, and $37,400 and $37,400, respectively, were granted in serviced-based and performance-based cash awards. During 2023, a total of 20,000 RSUs and 20,000 PSUs were granted to the participants under the C-Suite Plan, and $0.3 million and $0.3 million, respectively, were granted in service-based and performance-based cash awards. During 2022, a total of 20,000 RSUs and 20,000 PSUs were granted to the participants under the C-Suite Plan, and $0.5 million and $0.5 million, respectively, were granted in service-based and performance-based cash awards. If the return on net assets falls below 5 percent, no performance-based incentive will be awarded. The maximum performance-based award is achieved if return on net assets exceeds ten percent, and is capped at 150% of the grant.

The performance-based awards granted in 2024 are expected to vest at 100% of the grant and the performance-based awards granted in 2023 and 2022 are expected to vest at 150% of the grant. All pre-tax charges related to the long-term cash incentives were included in the caption “Administrative and general” on the accompanying Consolidated Statements of Comprehensive Income. The total remaining estimated compensation cost of non-vested awards total $2.4 million and the weighted average remaining vesting period is 1.5 years as of December 31, 2024.

Stock-based compensation expense recognized on RSs and RSUs for the years ended December 31, 2024, 2023 and 2022, respectively, is summarized in the following table:

	For the years ended December 31,
(in thousands)	2024	2023	2022
RS and RSU expense before taxes of the Plan	$1,998	$1,817	$1,297
RS and RSU expense after taxes	1,466	1,314	954

All pre-tax charges related to RSUs and PSUs were included in the caption “Administrative and general” on the accompanying Consolidated Statements of Comprehensive Income. The total compensation cost of non-vested awards totaled $3.2 million and the weighted average remaining vesting period is 1.7 years as of December 31, 2024.

The following table summarizes the activity related to RSUs and PSUs for the year ended December 31, 2024, 2023 and 2022:

	2024		2023		2022
	Number of Shares	Weighted Average Estimated Fair Value	Number of Shares	Weighted Average Estimated Fair Value	Number of Shares	Weighted Average Estimated Fair Value
Beginning balance	662,103	$20.28	617,518	$18.95	576,867	$18.29
Granted	34,486	66.70	49,768	36.63	55,558	25.56
Converted into shares	—	—	(2,610)	18.78	(5,841)	18.16
Forfeited	(5,348)	17.97	(2,573)	19.65	(9,066)	17.52

Outstanding at December 31	691,241	$22.61	662,103	$20.28	617,518	$18.95

Vested at December 31	561,061	$21.37	454,939	$19.71	423,941	$19.24

Phantom Stock Units

In January 2022, the Company adopted the Senior Manager Phantom Stock Plan (Phantom Stock Plan) that operates under the Senior Manager Stock Incentive Plan. Under the Phantom Stock Plan, certain senior managers are eligible to participate in the plan. The Phantom Stock Plan supersedes any previous stock incentive programs offered to the eligible participants. Each year, eligible participants will receive an award of Phantom Stock Units (Phantom Units) of up to $150 thousand. The number of Phantom Units granted on the grant date is determined by dividing the amount of the Phantom Units granted by the closing price of a share of the Company’s common stock on the grant date. Each Phantom Unit Award under this plan shall vest three years after the grant date (Vesting Date). Upon vesting, the Company will pay the Participant in cash, the value of the vested Phantom Units multiplied by the closing price of a share of the Company’s common stock on the Vesting Date.

Pre-tax charges related to Phantom Stock Units for the year ended December 31, 2024 totaled $0.1 million and were included in the caption “Administrative and general” on the accompanying Consolidated Statements of Comprehensive Income. The total estimated remaining compensation cost of non-vested awards total $0.8 million and the weighted average remaining vesting period is 1.6 years as of December 31, 2024. Pre-tax charges related to Phantom Stock Units for the year ended December 31, 2023, totaled $1.5 million and were included in the caption “Administrative and general” on the accompanying Consolidated Statements of Comprehensive Income. The total estimated remaining compensation cost of non-vested awards totaled $1.6 million and the weighted average remaining vesting period was 1.5 years as of December 31, 2023. Accrued liability balances related to Phantom Stock Units for the year ended December 31, 2024 totaled $1.6 million and were included in “Other long-term liabilities” on the accompanying Consolidated Balance Sheets. Accrued liability balances related to Phantom Stock Units for the year ended December 31, 2023 totaled $1.8 million and were included in “Other long-term liabilities” on the accompanying Consolidated Balance Sheets.

13. Commitments and Contingencies:

The Company is party to various legal actions that it believes are ordinary in nature and incidental to the operation of its business. In the opinion of management, the outcome of the proceedings to which the Company is currently a party will not have a material adverse effect upon its results of operations, financial condition or cash flows.

In the normal course of business, the Company periodically enters into agreements that incorporate indemnification provisions. While the maximum amount to which the Company may be exposed under such agreements cannot be estimated, it is the opinion of management that these indemnifications are not expected to have a material adverse effect on the Company’s results of operations or financial condition.

At December 31, 2024, approximately 229 of the hourly plant personnel are represented by seven separate collective bargaining units. The table below shows the expiration dates of the collective bargaining agreements.

Facility	Expiration date
Locust, North Carolina	March 4, 2025
St. Paul, Minnesota	May 25, 2025
Romeoville, Illinois	May 31, 2025
Minneapolis (coil), Minnesota	September 30, 2025
Indianapolis, Indiana	January 29, 2026
Minneapolis (plate), Minnesota	April 1, 2027
Hammond, Indiana	November 30, 2029

14. Income Taxes:

The components of the Company’s provision (benefit) for income taxes from continuing operations were as follows:

	As of December 31,
(in thousands)	2024	2023	2022
Current:
Federal	$7,669	$11,574	$27,865
International	29	1,047	102
State and local	1,138	2,529	5,691

	8,836	15,150	33,658
Deferred	(511)	1,908	(967)

Income tax provision	$8,325	$17,058	$32,691

The components of the Company’s deferred income taxes at December 31 are as follows:

(in thousands)	2024	2023
Deferred tax assets:
Inventory (excluding LIFO reserve)	$2,980	$3,340
Net operating loss and tax credit carryforwards	896	803
Allowance for credit losses	452	657
Accrued expenses	8,865	7,543
Lease liabilities	10,090	9,567
Other	312	379

Deferred tax assets before valuation allowance	23,595	22,289
Valuation allowance	(446)	(489)

Total deferred tax assets	23,149	21,800
Deferred tax liabilities:
LIFO reserve	(3,429)	(3,820)
Property and equipment	(16,058)	(16,223)
Lease right of use assets	(9,848)	(9,363)
Interest rate hedge	(63)	(14)
Intangibles	(4,800)	(3,890)

Total deferred tax liabilities	(34,198)	(33,310)

Deferred tax liabilities, net	$(11,049)	$(11,510)

The following table summarizes the activity related to the Company’s gross unrecognized tax benefits:

(in thousands)	2024	2023	2022
Balance as of January 1	$174	$220	$228
Increases related to current year tax positions	—	—	—
Increase (Decrease) related to prior year tax positions	173	8	(8)
Decreases related to lapsing of statute of limitations	(55)	(8)	—
Settlements	—	(46)	—

Balance as of December 31	$292	$174	$220

It is expected that the amount of unrecognized tax benefits will not materially change in the next twelve months. The tax years 2021 through 2023 remain open to examination by major taxing jurisdictions to which the Company is subject.

The Company recognized interest related to uncertain tax positions in the income tax provision.

The following table reconciles the U.S. federal statutory rate to the Company’s effective tax rate:

	2024	2023	2022
U.S. federal statutory rate in effect	21.0%	21.0%	21.0%
State and local taxes, net of federal benefit	4.3%	4.4%	4.5%
Foreign	0.1%	1.7%	0.1%
Meals and entertainment	1.5%	0.7%	0.2%
Tax credits	(0.8)%	(0.4)%	(0.1)%
All other, net	0.5%	0.3%	0.7%

Effective income tax rate	26.6%	27.7%	26.4%

Income taxes paid in 2024, 2023 and 2022 totaled $10.0 million, $13.6 million and $33.4 million, respectively. Some subsidiaries of the Company’s consolidated group file state tax returns on a separate company basis and have state net operating loss carryforwards expiring over the next 15 to 20 years. A valuation allowance is recorded to reduce certain deferred tax assets to the amount that is more likely than not to be realized. The valuation allowances recorded as of December 31, 2024 and 2023 were related to certain state net operating losses and totaled $0.4 million and $0.5 million, respectively.

15. Shares Outstanding and Earnings Per Share:

Earnings per share have been calculated based on the weighted average number of shares outstanding as set forth below:

	For the years ended December 31,
(in thousands, except per share data)	2024	2023	2022
Weighted average basic shares outstanding	11,677	11,573	11,551
Assumed exercise of stock options and issuance of stock awards	—	5	8

Weighted average diluted shares outstanding	11,677	11,578	11,559

Net income	$22,980	$44,529	$90,931

Basic earnings per share	$1.97	$3.85	$7.87

Diluted earnings per share	$1.97	$3.85	$7.87

Unvested RSUs and PSUs	134	207	194

16. Equity Programs:

Stock Repurchase Program

On October 2, 2015, the Company announced that its Board of Directors authorized a stock repurchase program of up to 550,000 shares of the Company’s issued and outstanding common stock, which could include open market repurchases, negotiated block transactions, accelerated stock repurchases or open market solicitations for shares, all or some of which may be affected through Rule 10b5-1 plans. Any of the repurchased shares are held in the Company’s treasury, or canceled and retired as the Board of Directors may determine from time to time. Any repurchases of common stock are subject to the covenants contained in the ABL Credit Facility. Under the ABL Credit Facility, the Company may repurchase common stock and pay dividends up to $15.0 million in the aggregate during any trailing twelve months without restrictions. Purchases of common stock or dividend payments in excess of $15.0 million in the aggregate require the Company to (i) maintain availability in excess of 20.0% of the aggregate revolver commitments ($125.0 million at December 31, 2024) or (ii) to maintain availability equal to or greater than 15.0% of the aggregate revolver commitments ($93.8 million at December 31, 2024) and the Company must maintain a pro-forma ratio of EBITDA minus certain capital expenditures and cash taxes paid to fixed charges of at least 1.00 to 1.00.

As of December 31, 2024, 360,212 shares remain authorized for repurchase under the program.

There were no shares repurchased during 2024 or 2023.

At-the-Market Equity Program

On September 3, 2021, the Company commenced an at-the-market (ATM) equity program under its shelf registration statement, which allows it to sell and issue up to $50 million in shares of its common stock from time to time. The Company entered into an Equity Distribution Agreement on September 3, 2021 with KeyBanc Capital Markets Inc. (KeyBanc) relating to the issuance and sale of shares of common stock pursuant to the program. KeyBanc is not required to sell any specific amount of securities but will act as the Company’s sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between KeyBanc and the Company. KeyBanc will be entitled to compensation for shares sold pursuant to the program of 2.0% of the gross proceeds of any shares of common stock sold under the Equity Distribution Agreement. No shares were sold under the ATM program during 2024 or 2023.

17. Segment Information:

The Company follows the accounting guidance that requires the utilization of a “management approach” to define and report the financial results of reporting segments. The management approach defines operating segments along the lines used by the Company’s chief operating decision maker (CODM) to assess performance and make operating and resource allocation decisions. The Company’s Chief Executive Officer serves as the CODM and evaluates performance and allocates resources based on segment operating income. The CODM uses operating income to evaluate the income generated and overall profitability created from segment assets. These financial metrics are used to make key operating decisions, such as the determinations of how capital spending is deployed between organic growth, automation and defensive projects and investment through acquisition.

The Company operates in three reportable segments; specialty metals flat products, carbon flat products, and tubular and pipe products. The specialty metals flat products segment and the carbon flat products segment are at times consolidated and referred to as the flat products segments, as certain of the flat products segments’ assets and resources are shared by the specialty metals and carbon flat products segments and both segments’ products are stored in the shared facilities and, in some locations, processed on shared equipment. Since the November 11, 2024 and January 3, 2023 acquisitions, Metal Work’s and Metal-Fab’s financial results are included in the carbon flat products segment. Since the October 2, 2023 acquisition, CTB’s financial results are included in the tubular and pipe products segment. The reportable segments are defined based on the products they sell as each segment requires unique purchasing and marketing strategies. In addition, capital equipment requirements differ between segments.

The Company uses segment operating income as the measure of segment income or loss. The Company believes that segment operating income is most reflective of the operational profitability or loss of its reportable segments.

Segment operating income excludes certain Corporate expenses. These Corporate expenses include the unallocated expenses related to managing the entire Company (i.e., all three segments), including compensation for certain personnel, expenses related to being a publicly traded entity such as board of directors’ expenses, audit expenses, and various other professional fees.

The following tables provide financial information frequently shared with our CODM for the Company’s reportable segments for the years ended December 31, 2024, 2023 and 2022

	For the Year Ended December 31, 2024
(in thousands)	Specialty metals flat products	Carbon flat products	Tubular and pipe products	Other	Total
Net sales	$496,854	$1,109,100	$335,718	$—	$1,941,672
Cost of materials sold	406,229	864,590	219,672	—	1,490,491
Operating expenses	66,978	210,666	78,525	17,023	373,192
Depreciation	2,863	14,679	6,936	70	24,548
Amortization	1,056	2,750	1,776	—	5,582

Operating income	$19,728	$16,415	$28,809	$(17,093)	$47,859

Other loss, net					93
Interest and other expense on debt					16,461

Income before income taxes					$31,305

	For the Year Ended December 31, 2023
(in thousands)	Specialty metals flat products	Carbon flat products	Tubular and pipe products	Other	Total
Net sales	$567,728	$1,221,093	$369,342	$—	$2,158,163
Cost of materials sold	473,784	963,667	247,212	—	1,684,663
Operating expenses	67,131	208,082	73,756	20,417	369,386
Depreciation	2,868	12,147	6,460	70	21,545
Amortization	1,061	2,615	1,222	—	4,898

Operating income	$22,884	$34,582	$40,692	$(20,487)	$77,671

Other loss, net					78
Interest and other expense on debt					16,006

Income before income taxes					$61,587

	For the Year Ended December 31, 2022
(in thousands)	Specialty metals flat products	Carbon flat products	Tubular and pipe products	Other	Total
Net sales	$776,022	$1,356,605	$427,363	$—	$2,559,990
Cost of materials sold	589,472	1,164,459	319,999	—	2,073,930
Operating expenses	88,828	156,436	67,595	19,716	332,575
Depreciation	2,991	10,298	3,926	70	17,285
Amortization	1,069	397	987	—	2,453

Operating income	$93,662	$25,015	$34,856	$(19,786)	$133,747

Other loss, net					45
Interest and other expense on debt					10,080

Income before income taxes					$123,622

	For the Year Ended December 31,
(in thousands)	2024	2023	2022
Capital expenditures
Flat products	$26,562	$14,306	$15,299
Tubular and pipe products	2,925	7,020	4,555

Corporate	—	—	—
Total capital expenditures	$29,487	$21,326	$19,854

Assets
Flat products	$695,880	$649,744	$631,607
Tubular and pipe products	347,469	333,677	258,412
Corporate	1,147	1,414	1,608

Total assets	$1,044,496	$984,835	$891,627

There were no material revenue transactions between the carbon flat products, specialty metals flat products and tubular and pipe products segments for the years ended December 31, 2024, 2023 and 2022.

The Company sells certain products internationally, primarily in Canada and Mexico. International sales are immaterial to the consolidated financial results and to the individual segments’ results.

18. Retirement Plans:

The Company’s retirement plans consist of 401(k) plans covering union and non-union employees, a multi-employer pension plan covering certain CTI employees and a SERP covering certain executive officers of the Company.

The 401(k) retirement plans allow eligible employees to contribute up to the statutory maximum. The Company’s non-union 401(k) matching contribution is determined annually by the Board of Directors and is based on a percentage of eligible employees’ earnings and contributions. For the 401(k) retirement plans, the Company matched one-half of each eligible employee’s contribution, limited to the first 6% of eligible compensation. For the Metal-Fab 401(k) retirement plans, the Company matched 50% of the first 5% of eligible compensation. For the Action Stainless 401(k) retirement plans, the Company matched 100% of the first 3% of eligible compensation and one-half of the next 2% of each eligible employee’s contribution, limited to 4% of eligible compensation.

In 2006, the Board of Directors adopted a SERP, which has been amended from time to time. Contributions to the SERP are based on: (i) a portion of the participants’ compensation multiplied by a factor of 13%; and (ii) a portion of the participants’ compensation multiplied by a factor, which is contingent upon the Company’s return on invested capital. Benefits are subject to a vesting schedule of up to seven years.

The Company, through its CTI subsidiary, contributes to a multiemployer pension plan. CTI contributes to the Multiemployer Plan under the terms of a collective bargaining agreement that covers certain of its union employees, and which expires May 31, 2025. CTI contributions to the Multiemployer Plan were immaterial for the years ended December 31, 2024, 2023 and 2022.

Retirement plan expense, which includes all Company 401(k), SERP defined contributions and the Multiemployer Plan, amounted to $4.6 million, $4.7 million and $4.1 million for the years ended December 31, 2024, 2023 and 2022, respectively.

The fair values of the Company’s SERP assets as of December 31, 2024 and 2023 were $15.1 million and $11.6 million, respectively, and are measured at Net Asset Value (NAV). The fair value of the SERP assets are included in Other Long Term Assets on the Consolidated Balance Sheets.

19. Related-Party Transactions:

The Company’s Executive Chairman of the Board owns 50% of an entity that owns one of the Cleveland warehouses and leases it to the Company at a fair market value annual rental of $0.2 million. The lease expires on December 31, 2028 with two five-year renewal options.

Schedule II - Valuation and Qualifying Accounts (in thousands)

		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
Year Ended December 31, 2022
Allowance for credit losses	$2,502	$2,184	$—	$(855)	$3,831
Tax valuation reserve	$1,197	$—	$—	$(278)	$919
Year Ended December 31, 2023
Allowance for credit losses	$3,831	$(425)	$—	$(776)	$2,630
Tax valuation reserve	$919	$—	$—	$(430)	$489
Year Ended December 31, 2024
Allowance for credit losses	$2,630	$(280)	$—	$(543)	$1,807
Tax valuation reserve	$489	$—	$—	$(43)	$446